UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2007

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA		94111
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Item 3.03. Material Modification to Rights of Securityholders
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.
Item 3.03. Material Modification to Rights of Securityholders.
     On June 29, 2007, PlanetOut Inc. (the “Company”) entered into a definitive purchase agreement in connection with a private placement of common stock to a group of new and existing accredited and institutional investors that included Special Situations Funds, Cascade Investment, L.L.C., SF Capital Partners, PAR Investment Partners LP and Allen & Company LLC (the “Financing”). Pursuant to the terms of the purchase agreement and subject to customary closing conditions, the transaction is expected to close on or about July 6, 2007 with the Company receiving an aggregate of approximately $26.2 million in gross proceeds from the sale of approximately 22.8 million shares of its common stock. Allen & Company LLC acted as the placement agent for the transaction. Pursuant to the terms of the related registration rights agreement, PlanetOut also agreed to file within 30 days after the closing one or more registration statements covering the resale of the common stock. The description of the transaction is qualified in its entirety by the copies of the purchase agreement and the registration rights agreement attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.
     On June 29, 2007, the Company also entered into an Amendment No. 1 to that certain Limited Waiver to the Loan and Security Agreement and Consent (the “June Amendment”) with Orix Venture Finance LLC (“Orix”) to waive and modify certain conditions and covenants entered into in May 2007 pursuant to the Limited Waiver and Amendment to the Loan and Security Agreement (the “May Waiver”), primarily as related to the Financing. In the May Waiver, Orix waived defaults associated with the Company’s failure to meet certain financial tests and liquidity covenants. In consideration of the May Waiver, the Company, in addition to other commitments, agreed to maintain certain minimum cash balances, increase the interest rate on the term loan to prime plus 5% and committed to raise at least $15.0 million in new equity or subordinated debt, of which $7.0 million had to be raised by June 30, 2007 and the remainder by August 31, 2007. At that time, the Company also agreed to apply at least $3.0 million of the proceeds from that transaction to pay down the term loan.
     As part of the June Amendment, the Company and Orix agreed to modify the requirement in the May Waiver for the commitment to raise new equity or subordinated debt to be for gross proceeds of at least $25.0 million, which can be completed in one or more closings, with the first closing for not less than $4.2 million in proceeds, if applicable, occurring no later than July 10, 2007, and the entire financing being completed no later than September 30, 2007. In addition, Orix consented to, among other things, certain limited prepayments with respect to the Company’s other indebtedness in the event of the first closing and prior to the completion of the entire financing. Orix also agreed to defer the payment of principal installments due on July 1, August 1 and September 1 with respect to its term loan unless the entire financing is completed during that time, in which case the Company’s obligations become immediately due and payable. The Company agreed to pay Orix a deferral fee of $150,000 in connection with the principal payment deferral.
     Pursuant to the terms of the Financing, subject to closing and the receipt of the proceeds, the Company intends to pay off the Orix loans, as well as the Company’s other indebtedness incurred in connection with its acquisition of the assets of LPI, Inc. and related entities, in full.
     In connection with the Financing, on June 28, 2007, the Company also amended its Rights Agreement dated January 4, 2007 solely to clarify that the purchasers in the Financing will not be deemed acting together for the purposes of the definition of “Acquiring Person” set forth in the Rights Agreement as the result of participating in the Financing.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Concurrently with the approval of the Financing, on June 28, 2007, the Board of Directors of the Company approved an amendment to the terms of employment of the Company’s CEO, Karen Magee, to fix the term of her employment agreement to run through June 30, 2010, and granted Ms. Magee 300,000 shares of restricted stock, vesting annually over a three-year period, for the purposes of retention and additional incentive to Ms. Magee. In addition, any merit pay increases to which Ms. Magee may be entitled in 2007 will be payable in shares of restricted stock rather than in cash.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Purchase Agreement by and among PlanetOut Inc. and certain purchasers dated June 29, 2007.

99.2	Form of Registration Rights Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: July 3, 2007	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer